Exhibit 10.15









                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                                  ALAMCO, INC.,

                              ALAMCO-DELAWARE, INC.

                                       AND

                      BANK ONE, TEXAS, NATIONAL ASSOCIATION


                         Effective as of October 1, 1995




                  REVOLVING LINE OF CREDIT OF UP TO $30,000,000










                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I       DEFINITIONS AND INTERPRETATION  . . . . . . . . . . . . . .    1

      1.1       Terms Defined Above . . . . . . . . . . . . . . . . . . . .    1
      1.2       Additional Defined Terms  . . . . . . . . . . . . . . . . .    1
      1.3       Undefined Financial Accounting Terms  . . . . . . . . . . .   13
      1.4       References  . . . . . . . . . . . . . . . . . . . . . . . .   13
      1.5       Articles and Sections . . . . . . . . . . . . . . . . . . .   13
      1.6       Number and Gender . . . . . . . . . . . . . . . . . . . . .   14
      1.7       Incorporation of Exhibits . . . . . . . . . . . . . . . . .   14

ARTICLE II      AMOUNT AND TERMS OF FACILITY  . . . . . . . . . . . . . . .   14

      2.1       Revolving Line of Credit  . . . . . . . . . . . . . . . . .   14
      2.2       Letters of Credit . . . . . . . . . . . . . . . . . . . . .   14
      2.3       Use of Proceeds and Letters of Credit.  . . . . . . . . . .   15
      2.4       Interest  . . . . . . . . . . . . . . . . . . . . . . . . .   15
      2.5       Repayment of Advances and Interest Thereon  . . . . . . . .   15
      2.6       Advances and Payments on Note . . . . . . . . . . . . . . .   15
      2.7       Borrowing Base Determinations . . . . . . . . . . . . . . .   16
      2.8       Mandatory Prepayments . . . . . . . . . . . . . . . . . . .   17
      2.9       Voluntary Prepayments . . . . . . . . . . . . . . . . . . .   17
      2.10      Commitment Fees . . . . . . . . . . . . . . . . . . . . . .   17
      2.11      Facility Fees . . . . . . . . . . . . . . . . . . . . . . .   17
      2.12      Engineering Fees  . . . . . . . . . . . . . . . . . . . . .   18
      2.13      Letter of Credit Fees . . . . . . . . . . . . . . . . . . .   18
      2.14      Advances to Satisfy Obligations of Borrowers  . . . . . . .   18
      2.15      Pledge of and Security Interest in Accounts and Right of
                Offset or Lien  . . . . . . . . . . . . . . . . . . . . . .   18
      2.16      General Provisions Relating to Interest . . . . . . . . . .   19
      2.17      Yield Protection  . . . . . . . . . . . . . . . . . . . . .   20
      2.18      Power of Attorney . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE III     CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . .   22

      3.1       Receipt of Loan Documents and Other Items; First Advance  .   22
      3.2       Each Advance and Letter of Credit . . . . . . . . . . . . .   24

ARTICLE IV      REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . .   25

      4.1       Due Authorization and Corporate Existence . . . . . . . . .   25
      4.2       Valid and Binding Obligations . . . . . . . . . . . . . . .   25
      4.3       Title to Assets . . . . . . . . . . . . . . . . . . . . . .   26
      4.4       Scope and Accuracy of Financial Statements  . . . . . . . .   26
      4.5       Liabilities, Litigation and Restrictions  . . . . . . . . .   26
      4.6       Authorizations and Consents . . . . . . . . . . . . . . . .   26
      4.7       Compliance with Laws  . . . . . . . . . . . . . . . . . . .   26
      4.8       Proper Filing of Tax Returns and Payment of Taxes Due . . .   26
      4.9       ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
      4.10      Environmental Laws  . . . . . . . . . . . . . . . . . . . .   27
      4.11      Compliance with Federal Reserve Regulations . . . . . . . .   28
      4.12      Investment Company Act Compliance . . . . . . . . . . . . .   28
      4.13      Public Utility Holding Company Act Compliance . . . . . . .   28
      4.14      Refunds . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      4.15      Gas Contracts . . . . . . . . . . . . . . . . . . . . . . .   28
      4.16      No Material Misstatements . . . . . . . . . . . . . . . . .   29
      4.17      Casualties or Taking of Property  . . . . . . . . . . . . .   29
      4.18      Locations of Business, Offices and Property . . . . . . . .   29
      4.19      Security Instruments  . . . . . . . . . . . . . . . . . . .   29
      4.20      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE V       AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . .   29

      5.1       Maintenance and Access to Records . . . . . . . . . . . . .   29
      5.2       Quarterly Financial Statements  . . . . . . . . . . . . . .   30
      5.3       Annual Financial Statements . . . . . . . . . . . . . . . .   30
      5.4       Reserve Reports . . . . . . . . . . . . . . . . . . . . . .   30
      5.5       Lockbox Reports . . . . . . . . . . . . . . . . . . . . . .   31
      5.6       Stockholder Communications and Securities and Exchange
                Commission Filings  . . . . . . . . . . . . . . . . . . . .   31
      5.7       Notices of Certain Events . . . . . . . . . . . . . . . . .   31
      5.8       Notification Letters  . . . . . . . . . . . . . . . . . . .   32
      5.9       Additional Information  . . . . . . . . . . . . . . . . . .   33
      5.10      Compliance with Laws  . . . . . . . . . . . . . . . . . . .   33
      5.11      Payment of Assessments and Charges  . . . . . . . . . . . .   33
      5.12      Indemnification . . . . . . . . . . . . . . . . . . . . . .   33
      5.13      Maintenance of Corporate Existence and Good Standing  . . .   34
      5.14      Further Assurances  . . . . . . . . . . . . . . . . . . . .   34
      5.15      Initial Fees and Expenses of Lender and/or Legal Counsel
                to Lender . . . . . . . . . . . . . . . . . . . . . . . . .   35
      5.16      Subsequent Fees and Expenses of Lender  . . . . . . . . . .   35
      5.17      Maintenance and Inspection of Tangible Properties . . . . .   36
      5.18      Maintenance of Insurance and Evidence Thereof . . . . . . .   36
      5.19      Payment of Note and Performance of Obligations  . . . . . .   36
      5.20      Operation of Oil and Gas Properties . . . . . . . . . . . .   36
      5.21      Current Ratio . . . . . . . . . . . . . . . . . . . . . . .   36
      5.22      Shareholders' Equity  . . . . . . . . . . . . . . . . . . .   37
      5.23      Existing Business . . . . . . . . . . . . . . . . . . . . .   37
      5.24      Lockbox Arrangement With Lockbox Account and Working
                Interest Owners Account . . . . . . . . . . . . . . . . . .   37
      5.25      Debt Coverage Ratio . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VI      NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . .   38
      6.1       Indebtedness  . . . . . . . . . . . . . . . . . . . . . . .   38
      6.2       Contingent Obligations  . . . . . . . . . . . . . . . . . .   38
      6.3       Liens . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      6.4       Sales of Assets . . . . . . . . . . . . . . . . . . . . . .   39
      6.5       Loans or Advances . . . . . . . . . . . . . . . . . . . . .   39
      6.6       Payment of Accounts Payable . . . . . . . . . . . . . . . .   39
      6.7       Cancellation of Insurance . . . . . . . . . . . . . . . . .   39
      6.8       Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      6.9       Investments . . . . . . . . . . . . . . . . . . . . . . . .   39
      6.10      Changes in Corporate Structure  . . . . . . . . . . . . . .   40
      6.11      Transactions with Affiliates  . . . . . . . . . . . . . . .   40
      6.12      Lines of Business . . . . . . . . . . . . . . . . . . . . .   41
      6.13      Organization or Acquisition of Subsidiaries, L.L.C.'s,
                Partnerships and/or Joint Ventures  . . . . . . . . . . . .   41
      6.14      Clarksburg Gas and Tax Credit Properties  . . . . . . . . .   41

ARTICLE VII     EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .   41

      7.1       Enumeration of Events of Default  . . . . . . . . . . . . .   41
      7.2       Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE VIII    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .   45

      8.1       Transfers and Participations  . . . . . . . . . . . . . . .   45
      8.2       Survival of Representations, Warranties and Covenants . . .   45
      8.3       Notices and Other Communications  . . . . . . . . . . . . .   45
      8.4       Parties in Interest . . . . . . . . . . . . . . . . . . . .   46
      8.5       Rights of Third Parties . . . . . . . . . . . . . . . . . .   46
      8.6       Renewals and Extensions . . . . . . . . . . . . . . . . . .   46
      8.7       No Waiver; Rights Cumulative  . . . . . . . . . . . . . . .   46
      8.8       Survival Upon Unenforceability  . . . . . . . . . . . . . .   47
      8.9       Amendments or Modifications . . . . . . . . . . . . . . . .   47
      8.10      Controlling Provision Upon Conflict . . . . . . . . . . . .   47
      8.11      Time, Place and Method of Payments  . . . . . . . . . . . .   47
      8.12      Disposition of Collateral . . . . . . . . . . . . . . . . .   47
      8.13      GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . .   48
      8.14      JURISDICTION AND VENUE  . . . . . . . . . . . . . . . . . .   48
      8.15      WAIVER OF RIGHTS TO JURY TRIAL  . . . . . . . . . . . . . .   48
      8.16      ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . .   48


LIST OF EXHIBITS

EXHIBIT I         -           Form of Note
EXHIBIT II        -           Form of Compliance Certificate
EXHIBIT III       -           Disclosures



                      AMENDED AND RESTATED CREDIT AGREEMENT


                THIS AMENDED AND RESTATED CREDIT AGREEMENT, made and entered into effective as of the 1st day of October, 1995, by and among ALAMCO, INC., a Delaware corporation ("Alamco") and ALAMCO-DELAWARE, INC., a Delaware corpo-ration ("Aladel") (Alamco and Aladel each a "Borrower" and collectively, the "Borrowers"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association (the "Lender"), evidences the arrangements concerning certain advances to the Borrowers by the Lender.


                              W I T N E S S E T H:

                WHEREAS, Alamco, Lender, and Interstate Resources, Inc. entered into that certain Credit Agreement dated March 27, 1991, as amended by that certain First Amendment to Credit Agreement dated effective as of April 22, 1992, the Second Amendment to Credit Agreement dated effective as of December 14, 1992, and the Third Amendment to Credit Agreement dated effective as of July 26, 1993, and Alamco, Lender and Aladel entered into that certain Fourth Amendment to Credit Agreement dated effective as of August 1, 1994 (such Credit Agreement as so amended, the "Prior Agreement"); and

                WHEREAS, Alamco, Aladel, and Lender desire to amend and restate the Prior Agreement as provided herein;

                NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Lender hereby amend and restate the Prior Agreement to read as follows:


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                1.1 Terms Defined Above. As used in this Credit Agreement, the terms "Aladel," "Alamco," "Borrower," "Borrowers," and "Lender" shall have the meaning assigned to such terms hereinabove.

                1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

                "Advance" shall mean an advance of funds made by the Lender to the Borrowers under this Agreement and any payment made by the Lender under a Letter of Credit.

                "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, either Borrower and includes any Subsidiary and any "affiliate" of either Borrower within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

                "Agreement" shall mean this Amended and Restated Credit Agreement and all exhibits and schedules hereto, as the same may be amended, modified, supplemented or restated from time to time according to the terms hereof.

                "Assignment" shall mean the Assignment and Bill of Sale dated as of August 11, 1994, from Alamco in favor of Clarksburg Gas, and recorded in Book 1255, Page 649 of the assignment records of Harrison County, West Virginia.

                "Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Commitment Amount or the Borrowing Base in effect at such time minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

                "Base Rate" shall mean, at any time, an interest rate per annum equal to the interest rate then most recently announced or published by the Lender as its base rate, which may not be the lowest interest rate charged by the Lender, AND which Base Rate shall change upon any change in such announced or published base rate of the Lender, all without notice to the Borrowers.

                "Borrowing Base" shall mean, at any time, the amount determined by the Lender in accordance with Section 2.7 and then in effect.

                "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.

                "Clarksburg Gas" shall mean Clarksburg Gas Limited Partnership, a West Virginia limited partnership.

                "Closing Date" shall mean the effective date of this Agreement.

                "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

                "Collateral" shall mean the Mortgaged Properties and any other Property of either Borrower, wherever located and whether now owned or existing or hereafter acquired or arising, that is now or at any time used or intended to be subject to the Liens created in the Security Instruments or otherwise as security for the payment or performance of all or any portion of the Obligations, including, without limitation, products and proceeds existing in connection with any of the foregoing.

                "Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Agreement, to make Advances to or for the benefit of the Borrowers pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.2.

                "Commitment Amount" shall mean the amount of $30,000,000.

                "Commitment Fee" shall mean each fee payable to the Lender by the Borrowers pursuant to Section 2.10.

                "Commitment Period" shall mean the period from and including the Closing Date to but not including the Drawdown Termination Date.

                "Commonly Controlled Entity" shall mean any Person which is under common control with either Borrower within the meaning of
      Section 4001 of ERISA.

                "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit II, executed by a Responsible Officer of each Borrower and furnished to the Lender from time to time in accordance with this Agreement.

                "Contingent Obligation" shall mean, as to any Person (the "Guarantor"), any obligation of such Guarantor guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person (the "Primary Obligor") (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Guarantor, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working capital or equity capital of the Primary Obligor in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Guarantor in good faith.

                "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

                "Default Rate" shall mean a per annum variable interest rate equal to the Base Rate plus five percent (5%), calculated on the basis of a year of 360 days and actual number of days elapsed (including the first day but excluding the last day), but in no event exceeding the Highest Lawful Rate.

                "Drawdown Termination Date" shall mean July 1, 1998.

                "Engineering Fee" shall mean each fee payable to the Lender by the Borrowers pursuant to Section 2.12.

                "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property of either Borrower, (c) solid or liquid waste disposal, (d) either the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of either Borrower or the business conducted thereon.

                "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Water Pollution Control Act, the Environmental Pesticides Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of either Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any so-called federal, state or local "Superfund" or "Superlien" statute, (d) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (e) any other equivalent federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treat-ment, storage, recycling, disposal, handling or release of Hazardous Substances.

        "ERISA" shall mean the Employee Retirement
      Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

                "Event of Default" shall mean any of the events specified in Section 7.1.

                "Existing Security Instruments" shall mean the Security Instruments, as such term is defined in the Prior Agreement, as such instruments have been or may be amended, restated, or supplemented from time to time.

                "Facility Fee" shall mean each fee payable to the Lender by the Borrowers pursuant to Section 2.11.

                "Financial Statements" shall mean statements of the financial condition of the Borrowers as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity for the Borrowers and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP and GAAS consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

                "Floating Rate" shall mean an interest rate per annum equal to the Base Rate from time to time in effect, plus one-fourth of one percent (1/4%).

                "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time during the term of this Agreement.

                "GAAS" shall mean generally accepted auditing standards established by the American Institute of Certified Public
      Accountants and in effect in the United States from time to time during the term of this Agreement.

                "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality or other political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCB's), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority, including, without limitation, those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by Congress or the Environmental Protection Agency or under any Environmental Law.

                "Highest Lawful Rate" shall mean the maximum non-usurious interest rate permissible under applicable laws of the State of Texas or those of the United States of America applicable to the Lender, whichever authorizes the greater rate.

                "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all liabilities which would appear on a balance sheet of such Person, prepared in accordance with GAAP and GAAS, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes or such similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

                "Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

                "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction.

                "Investment" in any Person shall mean any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

                "L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

                "Letter of Credit" shall mean any commercial letter of credit issued by the Lender for the account of either Borrower pursuant to Section 2.2.

                "Letter of Credit Application" shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit.

                "Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrowers pursuant to Section 2.13 upon or in connection with the issuance of a Letter of Credit.

                "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes) and the filing or recording of any financing statement or other security instrument in any public office.

                "Limitation Period" shall mean any period while any amount remains owing on the Note, and interest on such amount, calculated at the applicable interest rate, plus any fees payable hereunder and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

                "Loan Balance" shall mean, at any time, the outstanding principal balance of the Note at such time.

                "Loan Documents" shall mean this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, or amendments or supplements to, or restatements of any or all of the foregoing from time to time in effect.

                "Lockbox" shall mean Post Office Box 297392, Houston, Texas 77297 established by Alamco pursuant to Section 5.24, to which all purchasers of production from the Mortgaged Properties shall be directed to make remittance.

                "Lockbox Account" shall mean account numbered 0010050912 of Alamco established with the Lender pursuant to Section 5.24 in association with the Lockbox and to which Alamco and the Lender shall have access by way of draft, check, wire transfer of funds or otherwise to the extent specified in Section 5.24.

                "Lockbox Agreement" shall mean the lockbox agreement between Alamco and the Lender relating to the Lockbox and being in form and substance satisfactory to the Lender, as the same may be amended from time to time.

                "Material Adverse Effect" shall mean any material adverse effect upon the Collateral, the business, condition (financial or otherwise), operations or prospects of either Borrower.

                "Mortgaged Properties" shall mean all Oil and Gas
      Properties of either Borrower or any other Person subject to perfected first-priority Liens pursuant to the Security Instruments in favor of the Lender, subject only to Permitted Liens, as security for the Obligations.

                "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Note" shall mean the promissory note of the Borrowers dated of even date herewith, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

                "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrowers for the payment of Commitment Fees, Engineering Fees, Facility Fees, and Letter of Credit Fees, and (e) all other obligations and liabilities of either Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and with respect to all of the foregoing to the extent that any of the same includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned, and remains unpaid at each relevant time of determination.

                "Oil and Gas Properties" shall mean fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed or incidental thereto.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

                "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP and GAAS shall have been made therefor; (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP and GAAS shall have been made therefor; (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP and GAAS shall have been made therefor; (d) Liens of operators and non-operators under joint operating agreements arising in the ordinary course of the business of Alamco or other owner of the Mortgaged Property to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP and GAAS shall have been made therefor; (e) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas business for processing, producing and selling hydrocarbons; (f) easements, rights of way, restrictions and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Alamco or materially detract from the value or use of the Property to which they apply; (g) Liens of record under terms and provisions of the leases, unit agreements, assignments and other transfer of title documents in the chain of title under which Alamco acquired the relevant Property; (h) Liens arising from performance surety bonds provided by Alamco in the ordinary course of business not exceeding at any time the aggregate amount of $250,000; (i) purchase money Liens arising from the acquisition of equipment of Alamco acquired in connection with the drilling and maintenance of and/or production from the Oil and Gas Properties of Alamco and the Mortgaged Properties not exceeding at any time the aggregate amount of $150,000; (j) other Liens existing as of December 31, 1994 which have been disclosed on the Financial Statements dated December 31, 1994 previously delivered to the Lender or disclosed on Exhibit III attached hereto under the heading "Permitted Liens"; and (k) Liens created in favor of the Lender and other Liens expressly permitted under the Security Instruments.

                "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization or a government or any agency or political subdivision thereof.

                "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which either Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Principal Office" shall mean the principal office of the Lender in Houston, Harris County, Texas, presently located at 910 Travis, Houston, Texas 77002.

                "Prohibited Transaction" shall have the meaning assigned to such term in Section 406 of ERISA or Section 4975 of the Code.

                "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

                "Reimbursement Obligation" shall mean the obligation of the Borrowers to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

                "Release of Hazardous Substances" shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of either Borrower.

                "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

                "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                "Request for Advance" shall mean each written request, by the Borrowers to the Lender for an Advance pursuant to Section 2.1, each of which shall:

                  (a)   be signed by a Responsible Officer of
                each Borrower;

                  (b)   specify the amount and the date of the
                Advance (which shall be a Business Day); and

                  (c) be delivered to the Lender no later than 11:00 a.m., Central Standard or Daylight Savings
                Time, as the case may be, on the Business Day preceding the requested Advance.

                "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree or regulation or determination of an arbitrator, court or other Governmental Authority, including, without limitation, rules, regulations and orders and requirements for permits, licenses, registrations, approvals or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                "Reserve Report" shall mean each report delivered to the Lender pursuant to Section 5.4.

                "Responsible Officer" shall mean, as to any Person, its President or Vice President.

                "Security Instruments" shall mean the Existing Security Instruments, the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as the same may be amended, restated, or supplemented from time to time.

                "Shareholders' Equity" shall mean, at any time, all amounts which would, in conformity with GAAP and GAAS, be included under common stock and other stockholders' equity of the Borrowers (including, without limitation, amounts for non-redeemable preferred stock, common stock, capital surplus and retained earnings and other stockholders' equity so long as not subject to any mandatory redemption).

                "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

                "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List (NPL) and eligible for remedial action, or any comparable state registries or list in any state of the United States.

                "Tax Credit Properties" shall mean the Oil and Gas Properties described in, and transferred to Clarksburg Gas by Alamco pursuant to, the Assignment.

                "Transferee" shall mean any Person to which the Lender has sold, assigned, transferred or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer or participation, from any such purchaser, assignee, transferee or participant, any part of such Obligations.

                "Working Interest Owners Account" shall mean account numbered 0010050896 of Alamco established with the Lender pursuant to Section 5.24 in association with the Lockbox and to which Alamco shall have access by way of draft, check, wire transfer of funds or otherwise.

                1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP and GAAS at the time in effect.

                1.4 References. References in this Agreement to Exhibit, Article or Section numbers shall be to Exhibits, Articles or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article or Section in which such reference appears.

                1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

                1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

                1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                   ARTICLE II

                          AMOUNT AND TERMS OF FACILITY

                2.1 Revolving Line of Credit. Subject to the terms and conditions (including, without limitation, the right of the Lender to decline to make any Advance so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to make Advances, in immediately available funds at the Principal Office to or for the benefit of the Borrowers from time to time following receipt by the Lender of a Request for Advance; provided, however, no Advance shall exceed the then existing Available Commitment.
Subject to the terms of this Agreement, during the Commitment Period, the Borrowers may borrow, repay and reborrow in respect of such Advances. No individual Advance shall be in an amount less than $100,000. The Advances shall be made and maintained at the Principal Office and shall be evidenced by the Note.

                2.2 Letters of Credit. 1. Upon the terms and conditions (including, without limitation, the right of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two (2) Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the applicable Borrower; provided, however, (i) no Letter of Credit shall have an expiration date which is more than two years after the issuance thereof or subsequent to the Drawdown Termination Date, and (ii) the Lender shall not be obligated to issue any Letter of Credit if (A) the face amount thereof would exceed the Available Commitment, or (B) after giving effect to the issuance thereof, (I) the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the lesser of the Commitment Amount or the Borrowing Base then in effect, or (II) the L/C Exposure would exceed $750,000.

                (b) Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by the Lender on account of such Letter of Credit shall be treated, for all purposes, as an Advance against the Note accruing interest at the Floating Rate.

                2.3 Use of Proceeds and Letters of Credit. 2. Proceeds of the Advances shall be used by the Borrowers solely for the following purposes:
a. to purchase or acquire interests in any Oil and Gas Properties, b. to provide general working capital of the Borrowers, including, without limitation, capital expenditures incurred in connection with the acquisition or development of Oil and Gas Properties, c. to allow Alamco to purchase shares of its common stock, the purchase price of which may not exceed $2,000,000 in the aggregate in any twelve (12) month period, or (iv) general corporate purposes of the Borrowers not duplicative of other uses set forth herein.

                (b) Letters of Credit shall be used solely in connection with the operation of the Mortgaged Property and the other Oil and Gas Properties of the Borrowers in the ordinary course of business.

                2.4 Interest. Interest on the Advances shall accrue and be payable at a rate per annum equal to the Floating Rate; provided, however, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. Interest shall be computed on the basis of a year of 360 days, but counting the actual days elapsed (including the first day but excluding the last day) during the period for which payable.

                2.5 Repayment of Advances and Interest Thereon. Accrued and unpaid interest on the Note shall be due and payable monthly on the first day of each calendar month while any Loan Balance remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at the Drawdown Termination Date. The Lender shall have the authority to debit the Lockbox Account for the amount of any payment of interest, principal, fee, or any other sums owing under the terms of this Agreement then due if such payment has not been received by the Lender on the applicable payment date.

                2.6 Advances and Payments on Note. The Lender is irrevocably authorized by the Borrowers to attach to and make a part of the Note a ledger reflecting amounts advanced to or paid by the Borrowers and to attach to and make a part of the Note a continuation of any such schedule of advances and payments, as and when required. All Advances and all payments and prepayments made on account of the principal thereof shall be reflected by an appropriate notation on such ledger or any continuation thereof attached to the Note; provided, however, the failure of the Lender to do so shall not relieve the Borrowers of the liability hereunder or under the Note or subject the Borrowers to additional liability hereunder or under the Note. The outstanding principal balance reflected by the notations by the Lender on its records or ledger sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such Advances until repayment. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

                2.7 Borrowing Base Determinations. (a) The Borrowing Base as of the Closing Date is acknowledged by the Borrowers and the Lender to be $30,000,000.

                  (b) The Borrowing Base shall be redetermined semi-annually on the basis of information supplied by the Borrowers in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to the Lender and shall be in accordance with the then applicable policy of the Lender for loans of this nature. Notwithstanding the foregoing, the Lender may at its discretion make redeterminations of the Borrowing Base at any time and from time to time, including, without limitation, upon the occurrence of any sale or other disposition of any Mortgaged Property by the Borrowers, provided, that nothing in this provision shall be deemed to authorize any sale of Property prohibited pursuant to this Agreement or any other Loan Document.

                  (c) Upon each determination of the Borrowing Base by the Lender as provided in Section 2.7(b), the Lender shall notify the Borrowers verbally (confirming such notice promptly in writing) of such determination, and the Borrowing Base so communicated to the Borrowers shall become effective upon such verbal notification and shall remain in effect until the next subsequent determination of the Borrowing Base.

                  (d) The Borrowing Base shall represent the determination by the Lender, in its sole discretion and in accordance with its standard engineering and lending policies and practices customary for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties. Furthermore, the Borrowers acknowledge that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrowers to be essential for the adequate protection of the Lender.

                2.8 Mandatory Prepayments. If at any time the sum of the Loan Balance and the L/C Exposure exceeds the lesser of the Commitment Amount or the Borrowing Base then in effect, the Borrowers shall, within 30 Business Days of notice from the Lender of such occurrence, (a) prepay, or make arrangements acceptable to the Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (b) provide additional collateral, of character and value satisfactory to the Lender in its sole discretion, to secure the Obligations by the execution and delivery to the Lender of security instruments in form and substance satisfactory to the Lender, or (c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and accept-able to the Lender in its sole discretion. In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrowers shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of the Commitment Amount or the Borrowing Base. The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Lender and then only at the express direction of the Borrowers as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrowers in cash or cash equivalent investments offered by or through the Lender.

                2.9 Voluntary Prepayments. The Borrowers shall have the right at any time or from time to time to prepay without premium or penalty, all or any part of the Loan Balance outstanding on the Note; provided, however, that no such prepayment shall, until all Obligations are fully paid and satisfied, excuse the payment as it becomes due of any installment provided for herein.
All prepayments made pursuant to this Section shall be applied first to accrued and unpaid interest and then to the Loan Balance.

                2.10 Commitment Fees. In addition to interest on the Note as provided herein and the Engineering Fees, Facility Fees, and Letter of Credit Fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrowers shall pay to the Lender, in immediately available funds, on the first day of each calendar quarter during the Commitment Period, a fee in the amount of one-half of one percent (1/2%) per annum, calculated on the basis of a year of 360 days, but counting the actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding three-month period.

                2.11 Facility Fees. In addition to interest on the Note as provided herein and the Commitment Fees, Engineering Fees, and Letter of Credit Fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrowers shall pay to the Lender, in immediately available funds, on the date of each Borrowing Base increase which is accompanied by a like increase in the Commitment Amount, a fee in the amount of three-eighths of one percent (3/8%) of the difference between the Borrowing Base in effect immediately preceding the Borrowing Base increase and the new Borrowing Base; provided, however, in the event that the Borrowing Base should be decreased at any time and thereafter increased there shall be no fee due on the portion of such Borrowing Base increase which has previously had a fee assessed against it hereunder.

                2.12 Engineering Fees. In addition to interest on the Note as provided herein and the Commitment Fees, Facility Fees, and Letter of Credit Fees payable hereunder and to compensate the Lender for the costs of evaluating the Mortgaged Properties and reviewing the Reserve Reports, the Borrowers shall pay to the Lender, in immediately available funds, on the date that notification is given to the Borrowers of each redetermination of the Borrowing Base, a fee in the amount of $5,000.

                2.13 Letter of Credit Fees. In addition to interest on the Note as provided herein and the Commitment Fees, Engineering Fees, and Facility Fees payable hereunder, the Borrowers shall pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of (a) one percent (1%) per annum, calculated on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued or (b) $250.00. The Borrowers shall also pay to the Lender, on demand, the Lender's customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

                2.14 Advances to Satisfy Obligations of Borrowers. The Lender may, but shall not be obligated to, make advances for the benefit of the Borrowers and apply same to the satisfaction of any condition, warranty, representation or covenant of the Borrowers contained in this Agreement or any other Loan Document; provided, however, the Lender shall give the Borrowers five Business Days' prior notice before making any such advances. Any funds so advanced and applied shall be part of the proceeds advanced under and evidenced by the Note and shall bear interest at the Floating Rate.

                2.15 Pledge of and Security Interest in Accounts and Right of Offset or Lien. As security for the payment and/or performance of the Obligations, each Borrower hereby transfers, assigns and pledges to the Lender and/or grants to the Lender a security interest in all funds of such Borrower now or hereafter or from time to time on deposit with the Lender (including, without limitation, the funds of either Borrower held in the Lockbox or Lockbox Account, but excluding funds of any other Person on deposit in the Alamco, Inc. Plugging Account, the Alamco, Inc. Ad Valorem Account, the Clarksburg Gas Limited Partnership Account and the Phoenix-Alamco Ventures Account), with such interest of the Lender to be retransferred, reassigned and/or released by the Lender, as the case may be, at the expense of the Borrowers upon payment in full and/or complete performance by the Borrowers of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, each Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of such Borrower now or hereafter or from time to time on deposit with the Lender (including, without limitation, the funds of either Borrower held in the Lockbox or Lockbox Account), regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

                2.16 General Provisions Relating to Interest. It is the intention of the parties hereto to comply strictly with any applicable usury laws as in effect from time to time and, in this regard, there shall never be taken, received, contracted for, collected, charged or received on any sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, the Borrowers agree that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater. Vernon's Texas Civil Statutes, Article 5069, Chapter 15 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Note.

                Notwithstanding anything herein or in the Note or the other Loan Documents to the contrary, during any Limitation Period, the interest rate to be charged on the Obligations shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended only to the extent that such fees are, when added to interest accruing on the Note and other Obligations, if any, in excess of the Highest Lawful Rate. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (a) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the Floating Rate been in effect at all times, and (b) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

                If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the fullest extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrowers and the Lender; and the Lender shall promptly credit the amount of such excess to the principal amount of the outstanding Obligations, or if the principal amount of the Obligations shall have been paid in full, refund the amount of such excess to the Borrowers (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrowers.

                If the maturity of the Note is accelerated by reason of an election of the Lender resulting from any Event of Default or otherwise, or in the event of any prepayment, then such consideration that constitutes interest under applicable laws may never include amounts which are more than the Highest Lawful Rate, and the amount of such excess, if any, provided for in this Agreement or otherwise shall be cancelled automatically by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded by the Lender to the Borrowers.

                All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any Advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

                2.17 Yield Protection. If at any time after the Closing Date, and from time to time, the Lender determines that due to the adoption or modification of any applicable law, regarding taxation, the required levels of reserves of the Lender, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or compliance of the Lender with any of such requirements, has or would have the effect of (a) increasing the costs of the Lender relating to the Obligations,
(b) reducing the yield or rate of return of the Lender on the Obligations to a level below that which the Lender could have achieved but for the adoption or modification of any such requirements, (c) imposing, modifying, or holding applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (d) imposing upon the Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit and the result of any such event shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to payments by the Lender under Letters of Credit, or to reduce any amount receivable in connection therewith, the Borrowers shall, within 60 Business Days of notification by the Lender (which notification shall be in writing and shall contain information relating to the effects described in clauses (a), (b), (c), or (d) above), pay to the Lender such additional amounts as (in the good faith judgment of the Lender based on reasonable computation) will compensate the Lender for such increase in costs or reduction in yield or rate of return of the Lender; provided, however, such amounts shall be payable by the Borrowers as an increase in the Floating Rate, as determined by the Lender in its sole discretion, commencing on the next monthly payment date (whether of interest or interest and principal) following 60 days after such notification by the Lender. No failure by the Lender to demand immediate payment of any additional amounts payable under this Section shall constitute a waiver of the right of the Lender to demand payment of such amounts at any subsequent time. Nothing contained in this Section shall be construed or so operate as to require the Borrowers to pay any interest, fees, costs or charges greater than permitted by applicable law.

                2.18 Power of Attorney. Each Borrower does hereby designate the Lender as its agent and attorney-in-fact to act in its name, place and stead for the purpose of completing and delivering any and all of the notification letters previously delivered by the Borrowers to the Lender or hereafter delivered by the Borrowers to the Lender pursuant to Section 5.8, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Oil and Gas Property or Collateral. Each Borrower hereby ratifies and confirms all that the Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable until the obligations, if any, of the Lender hereunder have terminated and the full satisfaction of all Obligations. The powers conferred on the Lender by this appointment are solely to protect the interests of the Lender under the Loan Documents and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrowers or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.


                                   ARTICLE III

                                   CONDITIONS

        The obligation of the Lender to enter into this Agreement is subject to the satisfaction of the following conditions precedent:

                3.1 Receipt of Loan Documents and Other Items; First Advance. The Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by the Lender or its counsel of the title of Alamco to its Oil and Gas Properties which are becoming Mortgaged Properties for the first time, shall be satisfactory to the Lender, and the Lender shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

                (a) multiple counterparts of this Agreement, as requested by the Lender;

                (b)     the Note;

                (c) copies of any amendments to the Articles of Incorporation and the Bylaws of Alamco and Aladel since August 1, 1994, accompanied by a certificate issued by the secretary or an assistant secretary of each of Alamco and Aladel, to the effect that each such copy is correct and complete and that such amendments, together with the Articles of Incorporation and Bylaws of Alamco and Aladel, and all amendments thereto, previously delivered to the Lender, constitute the complete Articles of Incorporation and Bylaws of Alamco and Aladel, respectively;

                (d) the following Security Instruments transferring, creating, evidencing, perfecting and otherwise establishing Liens in favor of the Lender, in and to the Collateral:

                 (i) A Mortgage, Collateral Real Estate Mortgage, Deed of Trust, Indenture, Security Agreement, Financing Statement and Assignment of Production from Alamco covering certain Oil and Gas Properties located in Kentucky, and all improvements, personal property and fixtures related thereto;

                (ii) Financing Statements from Alamco, as debtor, constituent to the instrument described in clause (i) above;

               (iii) An Amendment and Ratification of A Credit Line Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Alamco covering certain Oil and Gas Properties located in West Virginia, and all improvements, personal property and fixtures related thereto;

                (iv)   Amendment of Financing Statements Covering
           Minerals and Other Rights from Alamco, as debtor, constituent to the instrument described in clause (iii) above;

                 (v) An Amendment and Ratification of Leasehold Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Alamco covering certain Oil and Gas Properties located in Tennessee, and all improvements, personal property and fixtures related thereto;

                (vi) First Amendment to Assignment of Partnership and Joint Venture Interests and Contract Rights (Security Agreement) from Alamco;

               (vii)   First Amendment to Security Agreement
           (Equipment) from Alamco;

              (viii) Financing Statements Changes from Alamco, as debtor, constituent to the instruments described in clauses (vi) and (vii) above; and

                (ix) Assignment of Note and Lien from Aladel, together with the subject Promissory Note endorsed in favor of the Lender;

                 (x) Notification letters, in form and substance satisfactory to the Lender, from Alamco to each purchaser of production and/or disburser of the proceeds of production from or attributable to the Mortgaged Properties covered by the documents referenced in subsections (i), (ii), and (iii) above, authorizing and directing the addressees to make future payments attributable to production from such Mortgaged Properties directly to the Lockbox;

            (e)   a Notice of Final Agreement;

            (f) certificate dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the qualification and good standing of Alamco in the State of Kentucky;

            (g) results of searches of the UCC records of the State of Kentucky from a source acceptable to the Lender and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Lender;

            (h) confirmation, acceptable to the Lender, including, without limitation, opinions of counsel satisfactory to the Lender, of the title of Alamco to the Mortgaged Properties covered by the documents referenced in subsections (i), (ii), and (iii) above, free and clear of Liens other than Permitted Liens;

            (i) all operating, lease and sublease, royalty, sales, exchange and processing, farmout and bidding, pooling, unitization, communitization, joint venture, partnership and other agreements relating to such Mortgaged Properties and requested by the Lender; and

            (j) such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidence as the Lender may reasonably request.

            3.2 Each Advance and Letter of Credit. In addition to the conditions precedent stated in Section 3.1 having been fulfilled as of the Closing Date, the Lender shall not be obligated to make any Advance or issue any Letter of Credit unless:

            (a) the Borrowers shall have delivered to the Lender a Request for Advance or a Letter of Credit Application, as the case may be, at least the requisite time prior to the requested date for the relevant Advance or the issuance of the relevant Letter of Credit; and each statement or certification made in such Request for Advance or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Advance or the issuance of such Letter of Credit;

            (b) no Event of Default or Default exists or, by virtue of the requested Advance or the issuance of the requested Letter of Credit, shall exist or will occur;

            (c) if requested by the Lender, the Borrowers shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrowers to qualify for such Advance or the issuance of such Letter of Credit;

            (d) each of the representations and warranties contained in this Agreement shall be true and correct in all material respects and shall be deemed to be repeated by the Borrowers as if made on the requested date for such Advance or the issuance of such Letter of Credit; and

            (e) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         To induce the Lender to enter into this Agreement and to make Advances and issue Letters of Credit, each Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:

            4.1 Due Authorization and Corporate Existence. The execution and delivery by the Borrowers of this Agreement and the borrowings hereunder; the execution and delivery by the Borrowers of the Note; the repayment of the Note and interest and fees provided for in the Note and this Agreement; the execution and delivery of the Security Instruments by the Borrowers and the performance of all obligations of the Borrowers under the Loan Documents are within the power of the Borrowers, have been duly authorized by all necessary corporate action of the Borrowers, do not and will not require the consent of any Governmental Authority and do not and will not (a) contravene or conflict with any Requirement of Law, (b) contravene or conflict with any indenture, instrument or other agreement to which either Borrower is a party or by which any Property of either Borrower may be presently bound or encumbered, or (c) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrowers under any such indenture, instrument or other agreement, other than the Loan Documents. Each Borrower is a corporation duly organized, legally existing and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of its Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

            4.2 Valid and Binding Obligations. All Loan Documents, when duly executed and delivered by the Borrowers, will be the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.

            4.3 Title to Assets. Each Borrower has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens, and Alamco and Clarksburg Gas, between them, have good and indefeasible title to all of the Mortgaged Properties.

            4.4 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrowers as of December 31, 1994, present fairly the financial position and results of operations of the Borrowers in accordance with GAAP and GAAS as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since December 31, 1994, which could reasonably be expected to have a Material Adverse Effect.

            4.5 Liabilities, Litigation and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit III attached hereto, the Borrowers have no liabilities, direct or contingent, which may materially and adversely affect their business or operations or their ownership of the Collateral. Except as set forth under the heading "Litigation" on Exhibit III hereto, no litigation or other action of any nature affecting the Borrowers is pending before any Governmental Authority or, to the best knowledge of the Borrowers, threatened against or affecting the Borrowers which might reasonably be expected to result in any impairment of their ownership of any Collateral or to have a Material Adverse Effect. To the best knowledge of the Borrowers, after due inquiry, and other than as listed under the heading "Restrictions" on
Exhibit III attached hereto, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law or otherwise relative to the business or operations of the Borrowers or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrowers.

            4.6 Authorizations and Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrowers of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrowers of the Note and interest and fees provided in the Note and this Agreement, or the performance by the Borrowers of the Obligations.

            4.7 Compliance with Laws. The Borrowers and their Property, including, without limitation, the Mortgaged Property, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA.

            4.8 Proper Filing of Tax Returns and Payment of Taxes Due. Each Borrower has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The charges and reserves of the Borrowers with respect to taxes and other governmental charges are adequate, and the Borrowers have no knowledge of any deficiency or additional assessment in a material amount in connection with taxes, assessments, or charges not provided for on their books.

            4.9 ERISA. The Borrowers are in compliance in all material respects with all applicable provisions of ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrowers, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrowers or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrowers nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrowers or Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrowers nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrowers, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP and GAAS existing as of the date of this Agreement and current factual circumstances, the Borrowers have no reason to believe that the annual cost during the term of this Agreement to the Borrowers and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrowers and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

            4.10 Environmental Laws. To the best knowledge and belief of the Borrowers, except as would not have a Material Adverse Effect, or as described on Exhibit III under the heading "Environmental Matters":

            (a) no Property of the Borrowers is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

            (b) no Hazardous Substances have been generated, transported and/or disposed of by the Borrowers at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;

            (c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrowers or from, affecting or related to any Property of the Borrowers or adjacent to any Property of the Borrowers has occurred; and

            (d) no Environmental Complaint has been received by the Borrowers.

            4.11 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, U or X.

            4.12 Investment Company Act Compliance. Neither Borrower is, directly or indirectly, controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            4.13 Public Utility Holding Company Act Compliance. Neither Borrower is a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.14 Refunds. Except as described on Exhibit III under the heading, "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission or any Governmental Authority exist which could result in the Borrowers being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property.

            4.15 Gas Contracts. Except as described on Exhibit III under the heading, "Gas Contracts," neither Borrower (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor at the time of delivery, and
(b) has produced gas, in any material amount, subject to, and is, nor is any of the Mortgaged Property, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrowers have established monetary reserves adequate in an amount to satisfy such obligations and has segregated such reserves from other accounts.

            4.16 No Material Misstatements. No information, exhibit, statement or report furnished to the Lender by or at the direction of the Borrowers in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

            4.17  Casualties or Taking of Property.  Except as disclosed on
Exhibit III under the heading "Casualties," since December 31, 1994, neither the business nor any Property of the Borrowers has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.

            4.18 Locations of Business, Offices and Property. The principal place of business and chief executive office of each Borrower is located at the address of such Borrower set forth in Section 8.3 or at such other location as such Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from such Borrower in favor of the Lender have been filed, if necessary.

            4.19 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Lender, a legal, valid and enforceable Lien in all right, title and interest of the Borrowers in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title and interest of the Borrowers in the Collateral described therein, subject to Permitted Liens.

            4.20 Subsidiaries. Alamco has no Subsidiaries as of the Closing Date except for Aladel and Hawg Hauling & Disposal, Inc. and is not a member of any limited liability company except for Phoenix-Alamco Ventures, L.L.C. Aladel has no Subsidiaries as of the Closing Date.


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

            Unless agreed in writing by the Lender to the contrary, each Borrower covenants, so long as any Obligation remains outstanding or unpaid or any Commitment exists, to:

            5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP and GAAS, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and within fifteen days following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrowers, allow the Lender to make and take away copies thereof.

            5.2 Quarterly Financial Statements. Deliver to the Lender, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrowers, a copy of the unaudited Financial Statements of the Borrowers as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of each Borrower as having been prepared in accordance with GAAP and GAAS consistently applied and as a fair presentation of the condition of the Borrowers, subject to changes resulting from normal year-end audit adjustments, and (b) concurrent with (a) above, a Compliance Certificate.

            5.3 Annual Financial Statements. Deliver to the Lender, (a) on or before the 90th day after the close of each fiscal year of the Borrowers, a copy of the annual audited Financial Statements of the Borrowers, and (b) concurrent with (a) above, a Compliance Certificate.

            5.4 Reserve Reports. 4. Deliver to the Lender no later than March 1 of each year during the term of this Agreement, engineering reports in form and substance meeting the requirements of the Securities and Exchange Commission for financial reporting purposes, certified by any nationally-recognized or regionally-recognized independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut in, behind pipe and undeveloped oil and gas reserves (separately classified as such) attributable to the Mortgaged Properties as of December 31 of the year for which such reserve reports are furnished, (ii) the aggregate present value determined on the basis of stated pricing assumptions, of the future net income with respect to such Mortgaged Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income and net income with respect to such proven and producing reserves, and (iv) information with respect to any "take or pay," "prepayment" and gas balancing liabilities of the Borrowers.

                  (b) Deliver to the Lender no later than September 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender prepared by or under the supervision of the chief petroleum engineer of the Borrowers evaluating the Mortgaged Properties as of June 30 of the year for which such reserve reports are furnished and updating the information provided in the reports delivered pursuant to Section 5.4(a).

                  (c) Each of the reports provided pursuant to this Section shall be submitted to the Lender together with additional data concerning pricing, quantities of production from the Mortgaged Properties, purchasers of production and such other information and engineering and geological data with respect thereto as the Lender may reasonably request.

            5.5 Lockbox Reports. Deliver to the Lender on or before the 20th day of each month after the occurrence and during the continuance of an Event of Default, a report setting forth (a) the gross proceeds from the sale of production of oil, gas and/or minerals from or attributable to the Mortgaged Properties for the preceding month, (b) an estimate of the lease operating expenses and production taxes attributable to such gross proceeds for the preceding month, and (c) an estimate of the proceeds of production attributable to other working interest and/or royalty owners to be disbursed by Alamco as operator attributable to production from the Mortgaged Properties for the preceding month, all as consistently calculated from month to month.

            5.6 Stockholder Communications and Securities and Exchange Commission Filings. Furnish to the Lender within ten Business Days after any material report (other than Financial Statements) or other communication is sent by Alamco to its stockholders or filed by Alamco with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication.

            5.7 Notices of Certain Events. Notify the Lender immediately, and thereafter deliver to the Lender written notification within five days, upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of each Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrowers with respect to such event or circumstance:

                  (a)   any Default or Event of Default;

                  (b) any default or event of default under any material contractual obligation of the Borrowers, or any material litigation, investigation or proceeding between the Borrowers and any Governmental Authority;

                  (c) any litigation or proceeding involving either Borrower as a defendant or in which any Property of either Borrower is subject to a claim and in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

                  (d) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrowers or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

                  (e) the receipt by either Borrower of any Environ-mental Complaint or any formal request from any Governmental Authority or other Person for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Borrowers or from, affecting or related to any Mortgaged Property or other Property of the Borrowers or adjacent to any Mortgaged Property or other Property of the Borrowers;

                  (f) any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Mortgaged Property or other Property of the Borrowers or adjacent to any Mortgaged Property or other Property of the Borrowers following any allegation of a violation of any Environmental Law;

                  (g) any Release of Hazardous Substances by either Borrower or from, affecting or related to any Mortgaged Property or other Property of the Borrowers or adjacent to any Mortgaged Property or other Property of the Borrowers, except in accordance with applicable Environmental Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization;

                  (h) the change in identity or address of any Person remitting to the Borrowers proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

                  (i)   any change in the senior management of either
      Borrower; and

                  (j) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

            5.8   Notification Letters.   Within ten days after request by the
Lender at any time and from time to time and without limitation on the rights of the Lender pursuant to Section 2.18, execute such notification letters, in addition to the letters previously signed by the Borrowers and delivered to the Lender, as are necessary or appropriate to transfer and deliver to the Lockbox or the Lender, as the case may be, proceeds from or attributable to the sale of production from any Mortgaged Property.

            5.9 Additional Information. Furnish to the Lender, within ten days after request by the Lender, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrowers as the Lender may from time to time reasonably request; and notify the Lender not less than thirty Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

            5.10 Compliance with Laws. Comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) the minimum funding requirements of ERISA so as not to give rise to any material liability or Reportable Event thereunder, (c) Environmental Laws
(i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Mortgaged Property or other Property of the Borrowers, (ii) required for the performance or conduct of the operations of the Borrowers, including, without limitation, all permits, licenses, registrations, approvals and authorizations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of the Borrowers, while such Persons are acting within the scope of their relationship with the Borrowers, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrowers to so comply.

            5.11 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent and other Indebtedness which, if unpaid, might become a Lien against the Mortgaged Property or other Property of the Borrowers, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP and GAAS has been established.

            5.12 Indemnification. Indemnify and hold the Lender harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under or from any Mortgaged Property or other Property of the Borrowers, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Mortgaged Property or other Property of the Borrowers, whether prior to or during the term hereof, and whether by the Borrowers or any predecessor in title, employee, agent, contractor or subcontractor of the Borrowers or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Mortgaged Property or other Property of the Borrowers, (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrowers or any employee, agent, contractor or subcontractor of the Borrowers while such Persons are acting within the scope of their relationship with the Borrowers, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law, or (e) the performance and enforcement of any Loan Document, any allegation by any beneficiary of a Letter of Credit of a wrongful dishonor by the Lender of a claim or draft presented thereunder, or any other act or omission in connection with or related to any Loan Document or the transactions contemplated thereby, including, without limitation, any of the foregoing arising from negligence, whether sole or concurrent, on the part of the Lender; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement, unless all such Obligations have been satisfied wholly in cash from the Borrowers and not by way of realization against any Collateral or the conveyance of any Property in lieu thereof, provided that such indemnity shall not extend to any act or omission by the Lender with respect to any Property subsequent to the Lender becoming the owner of such Property and with respect to which Property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by the Lender.

            5.13 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same.

            5.14 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge and deliver such other assurances and instruments as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents.

            5.15 Initial Fees and Expenses of Lender and/or Legal Counsel to Lender. (a) Upon request by the Lender, promptly reimburse the Lender for all reasonable legal fees and expenses and all other reasonable expenses of Lender in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, and the consummation of the transactions contemplated in this Agreement (including, without limitation, all reasonable fees and expenses of Jackson & Walker, L.L.P. and all recording and filing fees), and (b) each Borrower agrees to indemnify and hold harmless the Lender and to reimburse Lender, on demand, for any payments made by the Lender in respect of (i) any income, franchise and/or excise taxes paid to the state of Tennessee and/or West Virginia as may be required by any laws of such states in effect at any time, (ii) the costs associated with qualifying to do business by the Lender in the states of Tennessee and/or West Virginia, if required by such states, and (iii) all reasonable costs and expenses incurred by the Lender with respect to the payment of any such taxes or fees, including reasonable attorney's fees and expenses and accountants' fees incurred in the preparation of any tax return related thereto; provided, however, the Borrowers shall only be obligated to indemnify the Lender hereunder for that portion of any taxes and costs paid by the Lender pursuant to this subsection (b) that are attributable to the transactions contemplated under this Agreement. Notwithstanding the above, the Borrowers shall have the option, at their election, instead of paying the taxes and costs required by this subsection (b), to (i) request that the Lender execute releases of any or all of the Collateral located in Tennessee and/or West Virginia and (ii) pay any mandatory prepayments which may become due as a result thereof pursuant to
Section 2.8; provided, however, the option available under this sentence shall not serve to discharge any obligation of the Borrowers to pay any such taxes and costs which are assessed for any period when there was Collateral located in the states of Tennessee and/or West Virginia or any taxes and costs attributable to the transactions contemplated under this Agreement assessed by such states irrespective of Collateral being located within such state.

            5.16 Subsequent Fees and Expenses of Lender. Upon request by the Lender, promptly reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced or incurred by the Lender to satisfy any obligation of the Borrowers under any of the Loan Documents; to collect the Obligations; to enforce the rights of the Lender under any of the Loan Documents; or to protect the Mortgaged Property or other Properties or business of the Borrowers, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrowers by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses reasonably incurred by the Lender in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses reasonably incurred by the Lender in connection with lifting the automatic stay prescribed in Sec. 362 Title 11 of the United States Code, and
(f) fees and expenses reasonably incurred by the Lender in connection with any action pursuant to Sec. 1129 Title 11 of the United States Code in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 360 days, but counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrowers and/or a trustee, receiver, custodian or liquidator of the Borrowers appointed in any such case.

            5.17 Maintenance and Inspection of Tangible Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative or representatives of the Lender to visit and inspect, and permit one authorized representative of the Lender to visit and inspect one time each year at the expense of the Borrowers, any Mortgaged Property or other tangible Property of either Borrower.

            5.18 Maintenance of Insurance and Evidence Thereof. Obtain and/or continue to maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Lender, and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance.

            5.19 Payment of Note and Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all other Obligations.

            5.20 Operation of Oil and Gas Properties. Develop, maintain and operate its Oil and Gas Properties and all of the Mortgaged Property in a prudent and workmanlike manner in accordance with industry standards.

            5.21 Current Ratio. Maintain at the end of each calendar quarter a ratio of (a) assets which would, in accordance with GAAP and GAAS, be included as current assets on a balance sheet of the Borrowers as of the date of calculation plus an amount equal to the Available Commitment to (b) liabilities which would, in accordance with GAAP and GAAS, be included as current liabilities on a balance sheet of the Borrowers as of the date of calculation, including, without limitation, the current portion of any Indebtedness of the Borrowers treated as long-term, of no less than 1.25 to 1.0.

            5.22 Shareholders' Equity. Commencing with the quarter ending June 30, 1995, maintain, at the end of each calendar quarter, Shareholders' Equity of not less than 5. $25,766,750 plus 6. a cumulative amount equal to 75% of the net income of the Borrowers from all sources for each quarter plus 7. the cumulative amount received from the sale of capital stock of Alamco less the expenses associated with any such stock offering during each quarter, if any, less 8. the cumulative amount paid to acquire treasury stock of Alamco during each quarter, each determined in accordance with GAAP and GAAS and as shown on the Financial Statements of the Borrowers delivered to the Lender for such quarterly period.

            5.23 Existing Business. Maintain its line of business as engaged in as of the Closing Date.

            5.24 Lockbox Arrangement With Lockbox Account and Working Interest Owners Account. Execute, maintain in full force and effect, and comply in all respects with the provisions of such documentation as may be reasonably required by the Lender to establish the Lockbox, the Lockbox Account and the Working Interest Owners Account (including, without limitation, the Lockbox Agreement with attached schedule of Lockbox Standard Processing Procedures and an associated Lockbox Setup Checklist), and direct all purchasers of production and/or disbursers of the proceeds from the Mortgaged Properties to make remittance to the Lockbox. Funds received in the Lockbox shall be transferred daily by the Lender to the Lockbox Account and the Borrowers shall also deposit directly into the Lockbox Account all funds received by the Borrowers, if any, in connection with the Mortgaged Properties which are not sent directly to the Lockbox. All funds collected in the Lockbox Account attributable to Persons other than the Borrowers and Clarksburg Gas shall be transferred by Alamco to the Working Interest Owners Account and all funds remaining in the Lockbox Account, subject to Section 2.5, shall be available to the Borrowers for use in the ordinary course of business; provided, however, upon the occurrence of an Event of Default, access by the Borrowers to the Lockbox Account shall terminate and the Lender shall thereafter transfer monthly from the Lockbox Account to the Working Interest Owners Account, within 10 days after receipt by the Lender of the Lockbox Report, all funds identified in such Lockbox Report as being attributable to working interest owners of the Mortgaged Properties, other than the Borrowers and Clarksburg Gas.

            5.25 Debt Coverage Ratio. Maintain, as of the close of each calendar quarter, a ratio of 9. net income of the Borrowers for the preceding four calendar quarters determined in accordance with GAAP plus interest expense and depreciation, amortization, depletion, and other non-cash expenses for such period less payment of any cash dividends on common stock of Alamco for such period and less the amount, if any, paid to acquire treasury stock of Alamco during such period to 10. the sum of a. payments of interest on Indebtedness of the Borrowers paid during the preceding four calendar quarters, plus b. payments of principal on Indebtedness of the Borrowers (other than the Obligations) required to be paid during the following four calendar quarters, plus c. an amount equal to the average daily Loan Balance for the preceding four calendar quarters divided by 6, of not less than 1.25 to 1.0.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

            Unless agreed in writing by the Lender to the contrary, so long as any Obligation remains outstanding or unpaid or any Commitment exists, each Borrower will not:

            6.1 Indebtedness. And no joint venture in which either Borrower is a member or any partnership in which either Borrower is a sole general partner will, create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations or (b) unsecured current accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP and GAAS has been made.

            6.2   Contingent Obligations.   And no joint venture in which either
Borrower is a member or any partnership in which either Borrower is a sole general partner will, create, incur, assume or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business, (c) indemnification agreements of the Borrowers existing as of the Closing Date, including, without limitation, agreements provided to officers and directors, underwriting agents, and bankruptcy trustees for lost common stock certificates, or (d) Contingent Obligations disclosed on Exhibit III.

            6.3 Liens. And no joint venture in which either Borrower is a member or any partnership in which either Borrower is a sole general partner will create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to (a) Permitted Liens or (b) Liens on the Tax Credit Properties in favor of either Borrower, which Liens shall be at all times second and inferior to the Liens on such properties in favor of the Lender.

            6.4 Sales of Assets. Without the prior written consent of the Lender, sell, transfer or otherwise dispose of in any one fiscal year, in one or any series of transactions, assets of either Borrower, whether now owned or hereafter acquired, the aggregate book value of which exceeds $500,000, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to the (a) sale of hydrocarbons or lease inventory in the ordinary course of business, or (b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of either Borrower.

            6.5 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) loans or advances to officers and employees of the Borrowers not to exceed at any time the aggregate amount of $500,000, (c) loans or advances to working interest owners of the Mortgaged Properties not to exceed at any time the aggregate amount of $300,000, and (d) loans or advances disclosed on Exhibit III attached hereto under the heading "Loans or Advances."

            6.6 Payment of Accounts Payable. Allow any account payable to be in excess of 45 days past due, except such as are being contested in good faith and as to which such reserve as required by GAAP and GAAS has been established with respect thereto or if the failure to pay such account payable would not have a Material Adverse Effect.

            6.7 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal.

            6.8 Leases. And no joint venture in which either Borrower is a member or any partnership in which either Borrower is a sole general partner - will, enter into, or agree to enter into, any rental or lease agreements, the aggregate of rental and lease payments under which in any fiscal year will exceed the sum of $250,000; provided, however, the foregoing restriction shall not apply to oil, gas and mineral leases or permits or similar agreements entered into in the ordinary course of business of the Borrowers.

            6.9 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to (a) the purchase or acquisition of additional interests in the Mortgaged Properties or other Oil and Gas Properties of the Borrowers and as to which Alamco is the operator, (b) the purchase or acquisition of new interests in Oil and Gas Properties, and (c) certificates of deposit, eurodollar or repurchase obligations of any commercial bank operating in the United States having capital and surplus in excess of $100,000,000.00 with maturities of one year or less from the date of acquisition thereof.

            6.10  Changes in Corporate Structure.

                  (a)   As to Alamco:

                        (i) Issue, sell or otherwise dispose of any shares of the capital stock of Aladel issued in the name of Alamco such that Alamco would cease to own all of the outstanding capital stock of Aladel; or

                        (ii) Issue or agree to issue additional shares of capital stock or transfer any treasury shares of capital stock, in one or any series of transactions, to any other Person if the effect of such issuance or transfer would be a Change in Control (as such term is defined in Section 8.2 of that certain Employment Agreement dated January 1, 1995, by and between John L. Schwager and Alamco).

                  (b)   As to Aladel:

                        (i) Issue or agree to issue additional shares of capital stock or transfer any treasury shares of capital stock, in one or any series of transactions, to any other Person.

                  (c)   As to each Borrower:

                        (i) Enter into any transaction of consolidation, merger, amalgamation; or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, such restriction shall not apply to a merger or consolidation of Aladel with or into Alamco, provided that Alamco shall be the continuing or surviving corporation and, after giving effect to such merger or consolidation, no Default or Event of Default exists.

            6.11 Transactions with Affiliates. Directly or indirectly, enter into any sale, lease or exchange of Property or any contract for the rendering of goods or services (including, but not limited to, operating agreements under which Alamco or an Affiliate serves as operator) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate; provided, however, the foregoing restriction shall not apply to loans or advances to officers and employees of the Borrowers not to exceed at any time the aggregate amount of $500,000 or loans and advances currently existing and disclosed on Exhibit III hereto.

            6.12 Lines of Business. Expand into any line of business other than those in which such Borrower is engaged as of the Closing Date.

            6.13 Organization or Acquisition of Subsidiaries, L.L.C.'s, Partnerships and/or Joint Ventures. Organize or acquire any Subsidiaries in addition to those existing as of the Closing Date; be a member of any limited liability company in addition to Phoenix-Alamco Ventures, L.L.C.; from and after the Closing Date, organize or be a partner in any limited or general partnership wherein either Borrower is not the sole general partner; or, from and after the Closing Date, organize or be a member of any joint venture wherein either Borrower does not hold title to the Oil and Gas Property subject to such joint venture agreement.

            6.14 Clarksburg Gas and Tax Credit Properties. Without the prior written consent of the Lender, (a) withdraw as or cease to be the sole general partner of Clarksburg Gas, or (b) cease to be the operator of the Tax Credit Properties.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

            7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default as that term is used herein:

                  (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Note or in the payment when due of any Commitment Fee, Engineering Fee, Facility Fee, or Letter of Credit Fee and such default shall continue for a period in excess of 2 days;

                  (b) an Event of Default as defined in any Loan Document shall have occurred;

                  (c) default shall be made by either Borrower in the due observance or performance of any of its obligations or agreements contained in any of the Loan Documents, except those contained in Sections 5.2, 5.3, 5.4 and 6.5(b) and (c) of this Agreement;

                  (d) default shall be made by either Borrower in the due observance or performance of (i) Sections 5.2, 5.3 and 6.5(b) and (c), and such default shall continue for a period in excess of ten days, or (ii) Section 5.4, and such default shall continue for a period in excess of thirty days;

                  (e) any representation or warranty made by either Borrower in any of the Loan Documents, including, without limitation, in a Request for Advance, proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                  (f) default shall be made by either Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other evidence of Indebtedness or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto and such default shall have a Material Adverse Effect;

                  (g) the Borrowers shall be unable to satisfy any condition or cure any circumstance specified in Article III, the satisfaction or curing of which is precedent to the right of the Borrowers to obtain an Advance or the issuance of a Letter of Credit, and such inability shall continue for a period in excess of 30 days;

                  (h) either Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

                  (i) an order, judgment or decree shall be entered against either Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 60 days;

                  (j) the levy against any significant portion of the Mortgaged Property or other Property of either Borrower, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 60 days after the levy;

                  (k) a final and non-appealable order, judgment or decree shall be entered against either Borrower for money damages and/or Indebtedness due in an amount in excess of $500,000 and such order, judgment or decree shall not be dismissed or stayed within 60 days;

                  (l) any Person shall engage in any Prohibited Transaction involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrowers or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(l) could subject the Borrowers or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 60 days;

                  (m) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens, subject only to Permitted Liens or the failure of the Lender to file UCC continuation statements as necessary, against the Collateral purportedly covered thereby;

                  (n) Clarksburg Gas shall cease to have good and indefeasible title to the Tax Credit Properties, free and clear of all Liens except Permitted Liens or Liens in favor of either Borrower;

                  (o) default shall be made by Clarksburg Gas in the due observance or performance of any of its obligations or agreements
      (i) under this Agreement or the Security Instruments assumed and agreed to by Clarksburg Gas pursuant to the Assignment or (ii) under the Second-Lien Deed of Trust, Security Agreement, Mineral Filing, and Fixture Filing dated as of August 11, 1994, in favor of Alamco covering the Tax Credit Properties, subsequently assigned by Alamco to Aladel and recorded in Book 784, Page 427 of the deed of trust records of Harrison County, West Virginia; or

                  (p) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 60 days after notice given by the Lender.

            7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Subsections 7.1(h) or (i), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing,; and (iii) access by the Borrowers to the Lockbox Account shall terminate and in such event the Lender is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender, including, without limitation, the funds of the Borrowers held in the Lockbox or Lockbox Account, and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrowers against any and all of the Obligations.

                 (b) Upon the occurrence of any Event of Default other than those specified in Subsections 7.1(h) or (i), (i) the Lender may, by notice to the Borrowers, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) access by the Borrowers to the Lockbox Account shall terminate and in such event the Lender is hereby authorized at any time and from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender, including, without limitation, the funds of the Borrowers held in the Lockbox or Lockbox Account, and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrowers against any and all of the Obligations although such Obligations may be unmatured.

                  (c) Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.


                                    ARTICLE VIII

                                  MISCELLANEOUS

            8.1 Transfers and Participations. The Lender may, at any time, sell, transfer, assign or grant participations in the Obligations, provided that the Obligations, if transferred by the Lender other than by participation, shall be transferred only as a whole; and the Lender may forward to such Transferee and each prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrowers or otherwise obtained, as the Lender determines necessary or desirable. The Borrowers agree that such Transferee, other than a participant, may exercise all rights (including, without limitation, rights of set-off) with respect to the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee.

            8.2 Survival of Representations, Warranties and Covenants. All representations and warranties of the Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

            8.3 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests and communications hereunder shall be in writing (including by telegraph or telecopy). Unless otherwise expressly provided herein, any such notice, request, demand or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telecopy notice, when receipt thereof is acknowledged orally, addressed as follows:

                  (a)   if to the Lender, to:

                        BANK ONE, TEXAS, NATIONAL ASSOCIATION
                        910 Travis, 6th Floor
                        Houston, Texas  77002
                        Attention:  Elizabeth Hunter

                  (b)   if to Alamco, to:

                        ALAMCO, INC.
                        P.O. Box 1740
                        Clarksburg, West Virginia  26302
                        Attention:  John L. Schwager; and

                  (c)   if to Aladel, to:

                        ALAMCO-DELAWARE, INC.
                          Organization Services, Inc.
                        103 Springer Building
                        341 Silverside Road
                        Wilmington, Delaware  19810
                        Attention:  John L. Schwager

            Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

            8.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrowers or the Lender shall be binding upon and inure to the benefit of the Borrowers or the Lender, as the case may be, and their respective legal representatives, successors and assigns.

            8.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrowers. No other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

            8.6 Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrowers under this Agreement, the Note or any other Loan Document.

            8.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Advance nor the issuance of any Letter of Credit shall constitute a waiver of any of the covenants, warranties or conditions of the Borrowers contained herein. In the event the Borrowers are unable to satisfy any such covenant, warranty or condition, neither the making of any Advance nor the issuance of any Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

            8.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

            8.9 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            8.10 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

            8.11 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds; shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 2:00 p.m. Central Standard or Daylight Savings Time, as the case may be, on any Business Day; and shall be made at the Principal Office of the Lender. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

            8.12 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

            8.13 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

            8.14 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. EACH BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

            8.15 WAIVER OF RIGHTS TO JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

            8.16 ENTIRE AGREEMENT. THIS AGREEMENT AMENDS, RESTATES, AND REPLACES THE PRIOR AGREEMENT AND CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PREVIOUS AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE PRIOR AGREEMENT. FURTHERMORE, IN THIS REGARD, THIS WRITTEN AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.


                                      BORROWERS:

                                      ALAMCO, INC.


                                      By: /s/ John L. Schwager
                                          John L. Schwager
                                          President and Chief Executive
                                          Officer



                                      ALAMCO-DELAWARE, INC.


                                      By:  /s/ John L. Schwager
                                          John L. Schwager
                                          President


                                      LENDER:

                                      BANK ONE, TEXAS, NATIONAL
                                      ASSOCIATION


                                      By:   /s/ Elizabeth Hunter
                                          Elizabeth Hunter
                                          Vice President



                                    EXHIBIT I

                                 PROMISSORY NOTE


$75,000,000                      Houston, Texas                  October 1, 1995


        FOR VALUE RECEIVED, the undersigned ("Maker", whether one or more) promises to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Payee"), at its banking quarters in Houston, Harris County, Texas, the sum of SEVENTY FIVE MILLION DOLLARS ($75,000,000), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Credit Agreement dated effective as of October 1, 1995, by and between Maker and Payee (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), together with interest at the rate and calculated as provided in the Credit Agreement. The indebtedness evidenced by this Note, both principal and interest, is payable as provided in the Credit Agreement.

        Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

        This Note is issued, in part, in renewal and extension, but not in novation or discharge, of the remaining principal balance and accrued and unpaid interest due thereon of that certain Promissory Note dated August 1, 1994, in the original principal amount of $20,000,000, executed by Maker, payable to the order of Payee.

        This Note is issued pursuant to, is the "Note" under, and is entitled to all benefits of, the Credit Agreement; and reference is made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereon.

        Without being limited thereto or thereby, this Note is secured by the Security Instruments (as such term is defined in the Credit Agreement and so used herein).

        THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                      ALAMCO, INC.


                                      By:
                                          John L. Schwager
                                          President and
                                          Chief Executive Officer


                                      ALAMCO-DELAWARE, INC.


                                      By:
                                          John L. Schwager
                                          President






                                   EXHIBIT II

                         FORM OF COMPLIANCE CERTIFICATE

                                            , 19



BANK ONE, TEXAS, N.A.
910 Travis Street, 6th Floor
Houston, Texas  77002
Attn:  Elizabeth Hunter

      Re: Amended and Restated Credit Agreement dated effective as of October 1, 1995, by and among Alamco, Inc., Alamco-Delaware, Inc., and Bank One, Texas, National Association (the "Credit Agreement")

Ladies and Gentlemen:

         Pursuant to applicable requirements of the Credit Agreement, the undersigned, as Responsible Officers of the Borrowers, hereby certify to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

      (1.   No Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.)

      (1.   The following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:)

      2.    The compliance of the Borrowers with the financial covenants of the
      Credit Agreement, as of the close of business on                     , is
      evidenced by the following:

      (a)   Section 5.21:  Current Ratio

                  Required                                     Actual
                              Not less than 1.25 to 1.0                 to 1.0

      (b)   Section 5.22:  Shareholders' Equity

                  Required                                     Actual

            Not less than
              (i)  $25,766,750
             +(ii) 75% of net income = $________
             +(iii)net sale of stock = $________
             -(iv) purchase of
                   treasury stock    = $________
                   TOTAL:                  $                  $

      (c)   Section 5.25:  Debt Coverage Ratio

                  Required                                     Actual

            Not less than 1.25 to 1.0
             (i) Numerator:
               (A)  net income                  = $
              +(B)  interest expense  = $
              +(C)  DD&A                        = $
              +(D)  non-cash expenses
                       (other)                  = $
             -(E)  cash dividends     = $
              -(F)  purchase of
                     treasury stock   = $
             (ii) Denominator:
               (A)  interest payments = $
              +(B)  principal payments
                       (other)                  = $
              +(C)  average daily
                     Loan Balance divide 6 = $                      to 1.0

      (d)   Section 6.4:  Sales of Assets

                  Permitted                                    Actual

            Not more than $500,000                          $

      3.    No Material Adverse Effect has occurred since the date of the
      Financial Statements dated as of           .

            Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                          Very truly yours,

                                          ALAMCO, INC.


                                          By:
                                          Printed Name:
                                          Title:


                                          ALAMCO-DELAWARE, INC.


                                          By:
                                          Printed Name:
                                          Title:


                                   EXHIBIT III
                                   DISCLOSURES


Sections 1.2, 4.5 & 4.15      Permitted Liens/Liabilities/Restrictions/Gas
                              Contracts

      1. CNG Transmission Corporation ("CNG") has a lien recorded with the Secretary of State of West Virginia at No. 293960 on November 17, 1989, with respect to approximately 114 wells and certain property relating thereto located in West Virginia, which lien was granted pursuant to the November 14, 1989 Contract Reformation Agreement between Alamco, Inc. and CNG. Rights of CNG under the Contract Reformation Agreement include delivery of quantities of gas by Alamco, Inc. to CNG for which payment has already been made; the right to receive gas for a certain period at a fixed price; the right to suspend or reduce purchases of gas under certain circumstances; the right of first refusal with respect to certain gas; and other similar rights as set forth in said agreement. CNG's lien on approximately 114 wells (Tallmansville) is subordinate only to existing record liens and encumbrances in favor of Pittsburgh National Bank ("PNB"). CNG's right to recoup gas terminates on the earlier of (i) the date of full recoupment of the gas, and (ii) January 1, 2000.

      2. Alamco, Inc. is a party to three capital lease agreements with McJunkin Corporation with respect to well equipment, referred to as Programs 1, 2 and 3. Program 1 was entered into on December 21, 1982, Program 2 was entered into on August 1, 1983, Program 3 was entered into on October 1, 1984, and all three were extended until November 30, 2002. These agreements set forth various obligations and rights. Certain rights of McJunkin Corporation (including payment) have been assigned to PNB. The McJunkin Corporation lien, recorded with the Secretary of State of West Virginia at No. 199085 on June 18, 1985, was subsequently continued by a filing by PNB on May 7, 1990.

      3. Union National Bank (now Bank One West Virginia) has a lien recorded with the Secretary of State of West Virginia at No. 274303 which was filed on January 18, 1989 and relates to a money market account.

      4. Letters of credit and/or surety bonds issued in the ordinary course of business to permit drilling and related activities, including, but not limited to, (a) State of West Virginia, Letter of Credit No. 252-A for $50,000 against Royalty Owners Trust Certificate of Deposit No. 2-23122-C at Bank One, Clarksburg, WV; (b) State of Tennessee, Letters of Credit Nos. 271, 272, 280, 286, 327 and 330 totalling $46,800 against Royalty Owners Trust Certificate of Deposit No. 2-23122-C at Bank One, Clarksburg, WV; (c) State of Tennessee, Letters of Credit Nos. 343 and 344 totalling $20,000 against Royalty Owners Trust Money Market Account No. 91-1964-7 at Bank One, Clarksburg, WV; and (d) State of West Virginia, Letters of Credit Nos. 334 and 335 totalling $60,000 against Hawg Hauling Checking Account No. 00-7105-6 at Bank One, Clarksburg, WV.

      5. Alamco, Inc. maintains an account with Merrill Lynch Capital Markets as security for a crude oil hedging account. To date, Alamco, Inc. has not traded in the futures market but it may choose to do so in the future.

      6. Pursuant to contracts and other agreements, at times Alamco, Inc. receives and holds funds on behalf of third parties, such as:

            (a) Any cash held for royalty owners whose identity cannot be determined. These funds are presently held in the Royalty Owners Trust Account No. 91-1964-7 and Royalty Owners Trust Certificate of Deposit No. 2-19983-C at Bank One, Clarksburg, West Virginia.

            (b) Any cash received from drilling partners to fund drilling operations. These funds are held in segregated drilling fund accounts.

            (c) Cash held by the Company from gas and oil proceeds relative to outside working interest and royalty owners.

            (d) Any cash the Company may hold relating to litigation settlements. Alamco currently is holding cash paid under the 1989 Contract Reformation Agreement with CNG relating to the outside working interest owners' share of the Tallmansville prepayment funds and will distribute such funds as CNG recoups the affected volumes of gas.

            (e) Any cash relative to West Virginia income tax withholding from nonresident partners.

            (f) Any cash relating to employee contributions in the Alamco, Inc. Cafeteria Plan.

      7. Pursuant to contracts and other agreements, Alamco, Inc. is obligated to make payments of certain royalty and overriding royalty interests, whether or not these instruments are recorded. In addition, pursuant to certain farmout agreements, Alamco, Inc. is obligated to make payments to third parties.

      8. Alamco, Inc. has obligations with respect to the following PNC notes which Alamco, Inc. assumed as a result of settlement of certain lawsuits:

            (a) The note in the principal amount of $60,000 bears interest at the PNC prime interest rate. Monthly payments are due on the 15th of each month, the amount of which is tied to proceeds from distribution by a partnership. Any remaining balance is due on September 1, 1995.

            (b) The note in the principal amount of $55,500 bears interest at 10%, which interest is to be paid only if an event of default occurs. Annual payments of $5,500 are to be made on December 1 of each year beginning on December 12, 1990.

            (c) The note in the principal amount of $63,000 bears interest at 10%, which interest is to be paid only if a default occurs. Annual payments of $6,300 are to be made on December 1 of each year beginning with a payment on December 1, 1990.

            (d) The note in the principal amount of $75,000 bears interest at 10%, which interest is to be paid only if a default occurs. Annual payments of $7,500 are to be made on December 1 of each year beginning with a payment on December 1, 1990.

            (e) The note in the principal amount of $263,000 bears interest at the PNC prime interest rate. Payments are due in quarterly installments, in amounts equal to accrued interest plus 1/20 of the face value of the note, beginning on April 1, 1991 and on the first day of each July, October, January and April thereafter until repaid in full. All amounts outstanding are due on January 1, 1996.

      9. Liabilities disclosed on Alamco, Inc.'s December 31, 1994 consolidated financial statements which were sent to Bank One, Texas, National Association by Alamco, Inc.
Section 4.5 Litigation

      1. Columbia Gas Transmission Corporation v. Alamco, Inc., et al., Cir. Ct. of Harrison Cty., WV, C.A. No. 88-C-38-2. On January 19, 1988, Columbia Gas Transmission Corporation filed this action requesting a judicial declaration of the correct interpretation of a provision of a 1983 gas purchase agreement requiring Columbia to resume purchasing gas from the Company in 1986. In this action, the Company seeks compensatory damages from Columbia for failing to resume such purchases in 1986 in accordance with the Company's interpretation of the disputed contract provision.

      2. Alamco, Inc. v. Columbia Gas Systems, Inc., et al., U.S. Dist. Ct., N.D. WV, C.A. No. 90-0097-C. In early September 1990, the Company filed a complaint in federal district court against Columbia Gas Systems, Inc. and its subsidiaries alleging, among other things, monopolization, attempted monopolization, monopoly leveraging and illegal tying in connection with Columbia's refusal to provide transportation to the Company on reasonable and non-discriminatory terms for the period from 1983 to 1986 which Columbia used as leverage to attempt to reduce the price payable by Columbia for gas produced by the Company since 1986. The Company seeks compensatory damages, trebled as provided under the federal antitrust laws.

      3. Under a June 8, 1992 settlement agreement with Columbia, the Company has agreed to stay pending litigation in state and federal court in West Virginia and to terminate such litigation upon Columbia's adoption of a plan of reorganization implementing the terms of the settlement agreement.


Section 4.10      Environmental Matters

      On May 23, 1994, the United States Environmental Projection Agency (the "EPA") issued an administrative complaint against the Company for alleged violations of the Clean Water Act resulting from an oil discharge at the Company's Days Chapel Field in Claiborne County, Tennessee. The incident occurred in December 1993 when vandals severed locks securing the valves on the Company's oil storage tanks and discharged approximately 174 barrels of oil into a local creek. The EPA has proposed that penalties of nearly $124,000 be assessed against the Company. However, the Company contends that the asserted penalties exceed statutorily authorized limits. Settlement negotiations are ongoing and the Company believes that, due to meritorious defenses, any final penalties will be substantially less than those proposed although no assurances can be given as to the exact amount of any final penalties.


Section 4.14      Refunds




Section 4.17      Casualties





Section 6.2 Contingent Obligations

      None, except as disclosed on 1994 10-K



Section 6.5 Loans or Advances

      Alamco, Inc. loaned $271,950 to Interstate Production Company ("IPC") on March 1, 1994 relative to IPC's purchase of Interstate Resources, Inc. ("IRI"), operating rights for providing well tending services to certain wells, certain leases and certain claims against "non-settled investors" from settlements pertaining to investor-related lawsuits with PNC. The loan is to be amortized over a seven year period with constant principal payments. The interest on the note is 10.00 percent per annum fixed.




                                    EXHIBIT I

                                 PROMISSORY NOTE


$75,000,000                      Houston, Texas                  October 1, 1995


            FOR VALUE RECEIVED, the undersigned ("Maker", whether one or more) promises to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Payee"), at its banking quarters in Houston, Harris County, Texas, the sum of SEVENTY FIVE MILLION DOLLARS ($75,000,000), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Credit Agreement dated effective as of October 1, 1995, by and between Maker and Payee (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), together with interest at the rate and calculated as provided in the Credit Agreement. The indebtedness evidenced by this Note, both principal and interest, is payable as provided in the Credit Agreement.

            Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

            This Note is issued, in part, in renewal and extension, but not in novation or discharge, of the remaining principal balance and accrued and unpaid interest due thereon of that certain Promissory Note dated August 1, 1994, in the original principal amount of $20,000,000, executed by Maker, payable to the order of Payee.

            This Note is issued pursuant to, is the "Note" under, and is entitled to all benefits of, the Credit Agreement; and reference is made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereon.

            Without being limited thereto or thereby, this Note is secured by the Security Instruments (as such term is defined in the Credit Agreement and so used herein).

            THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES,
ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                      ALAMCO, INC.


                                      By:
                                          John L. Schwager
                                          President and
                                          Chief Executive Officer

                                      ALAMCO-DELAWARE, INC.


                                      By:
                                          John L. Schwager
                                          President






                                   EXHIBIT II

                         FORM OF COMPLIANCE CERTIFICATE

                                            , 19



BANK ONE, TEXAS, N.A.
910 Travis Street, 6th Floor
Houston, Texas  77002
Attn:  Elizabeth Hunter

      Re: Amended and Restated Credit Agreement dated effective as of October 1, 1995, by and among Alamco, Inc., Alamco-Delaware, Inc., and Bank One, Texas, National Association (the "Credit Agreement")

Ladies and Gentlemen:

         Pursuant to applicable requirements of the Credit Agreement, the undersigned, as Responsible Officers of the Borrowers, hereby certify to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

      (1.   No Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.)

      (1.   The following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:)

      2.    The compliance of the Borrowers with the financial covenants of the
      Credit Agreement, as of the close of business on                     , is
      evidenced by the following:

      (a)   Section 5.21:  Current Ratio

                  Required                                     Actual

            Not less than 1.25 to 1.0                        to 1.0

      (b)   Section 5.22:  Shareholders' Equity

                  Required                                     Actual

            Not less than
              (i)  $25,766,750
             +(ii) 75% of net income = $________
             +(iii)net sale of stock = $________
             -(iv) purchase of
                   treasury stock    = $________
                   TOTAL:                  $                  $
      (c)   Section 5.25:  Debt Coverage Ratio

                  Required                                     Actual

            Not less than 1.25 to 1.0
             (i) Numerator:
               (A)  net income                  = $
              +(B)  interest expense  = $
              +(C)  DD&A                        = $
              +(D)  non-cash expenses
                       (other)                  = $
             -(E)  cash dividends     = $
              -(F)  purchase of
                     treasury stock   = $
             (ii) Denominator:
               (A)  interest payments = $
              +(B)  principal payments
                       (other)                  = $
              +(C)  average daily
                     Loan Balance divide 6 = $                      to 1.0

      (d)   Section 6.4:  Sales of Assets

                  Permitted                                    Actual

            Not more than $500,000                          $

      3.    No Material Adverse Effect has occurred since the date of the
      Financial Statements dated as of           .

            Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                          Very truly yours,

                                          ALAMCO, INC.


                                          By:
                                          Printed Name:
                                          Title:


                                          ALAMCO-DELAWARE, INC.


                                          By:
                                          Printed Name:
                                          Title:


                                   EXHIBIT III

                                   DISCLOSURES


Sections 1.2, 4.5 & 4.15      Permitted Liens/Liabilities/Restrictions/Gas
                              Contracts

      1. CNG Transmission Corporation ("CNG") has a lien recorded with the Secretary of State of West Virginia at No. 293960 on November 17, 1989, with respect to approximately 114 wells and certain property relating thereto located in West Virginia, which lien was granted pursuant to the November 14, 1989 Contract Reformation Agreement between Alamco, Inc. and CNG. Rights of CNG under the Contract Reformation Agreement include delivery of quantities of gas by Alamco, Inc. to CNG for which payment has already been made; the right to receive gas for a certain period at a fixed price; the right to suspend or reduce purchases of gas under certain circumstances; the right of first refusal with respect to certain gas; and other similar rights as set forth in said agreement. CNG's lien on approximately 114 wells (Tallmansville) is subordinate only to existing record liens and encumbrances in favor of Pittsburgh National Bank ("PNB"). CNG's right to recoup gas terminates on the earlier of (i) the date of full recoupment of the gas, and (ii) January 1, 2000.

      2. Alamco, Inc. is a party to three capital lease agreements with McJunkin Corporation with respect to well equipment, referred to as Programs 1, 2 and 3. Program 1 was entered into on December 21, 1982, Program 2 was entered into on August 1, 1983, Program 3 was entered into on October 1, 1984, and all three were extended until November 30, 2002. These agreements set forth various obligations and rights. Certain rights of McJunkin Corporation (including payment) have been assigned to PNB. The McJunkin Corporation lien, recorded with the Secretary of State of West Virginia at No. 199085 on June 18, 1985, was subsequently continued by a filing by PNB on May 7, 1990.

      3. Union National Bank (now Bank One West Virginia) has a lien recorded with the Secretary of State of West Virginia at No. 274303 which was filed on January 18, 1989 and relates to a money market account.

      4. Letters of credit and/or surety bonds issued in the ordinary course of business to permit drilling and related activities, including, but not limited to, (a) State of West Virginia, Letter of Credit No. 252-A for $50,000 against Royalty Owners Trust Certificate of Deposit No. 2-23122-C at Bank One, Clarksburg, WV; (b) State of Tennessee, Letters of Credit Nos. 271, 272, 280, 286, 327 and 330 totalling $46,800 against Royalty Owners Trust Certificate of Deposit No. 2-23122-C at Bank One, Clarksburg, WV; (c) State of Tennessee, Letters of Credit Nos. 343 and 344 totalling $20,000 against Royalty Owners Trust Money Market Account No. 91-1964-7 at Bank One, Clarksburg, WV; and (d) State of West Virginia, Letters of Credit Nos. 334 and 335 totalling $60,000 against Hawg Hauling Checking Account No. 00-7105-6 at Bank One, Clarksburg, WV.

      5. Alamco, Inc. maintains an account with Merrill Lynch Capital Markets as security for a crude oil hedging account. To date, Alamco, Inc. has not traded in the futures market but it may choose to do so in the future.

      6. Pursuant to contracts and other agreements, at times Alamco, Inc. receives and holds funds on behalf of third parties, such as:

            (a) Any cash held for royalty owners whose identity cannot be determined. These funds are presently held in the Royalty Owners Trust Account No. 91-1964-7 and Royalty Owners Trust Certificate of Deposit No. 2-19983-C at Bank One, Clarksburg, West Virginia.

            (b) Any cash received from drilling partners to fund drilling operations. These funds are held in segregated drilling fund accounts.

            (c) Cash held by the Company from gas and oil proceeds relative to outside working interest and royalty owners.

            (d) Any cash the Company may hold relating to litigation settlements. Alamco currently is holding cash paid under the 1989 Contract Reformation Agreement with CNG relating to the outside working interest owners' share of the Tallmansville prepayment funds and will distribute such funds as CNG recoups the affected volumes of gas.

            (e) Any cash relative to West Virginia income tax withholding from nonresident partners.

            (f) Any cash relating to employee contributions in the Alamco, Inc. Cafeteria Plan.

      7. Pursuant to contracts and other agreements, Alamco, Inc. is obligated to make payments of certain royalty and overriding royalty interests, whether or not these instruments are recorded. In addition, pursuant to certain farmout agreements, Alamco, Inc. is obligated to make payments to third parties.

      8. Alamco, Inc. has obligations with respect to the following PNC notes which Alamco, Inc. assumed as a result of settlement of certain lawsuits:

            (a) The note in the principal amount of $60,000 bears interest at the PNC prime interest rate. Monthly payments are due on the 15th of each month, the amount of which is tied to proceeds from distribution by a partnership. Any remaining balance is due on September 1, 1995.

            (b) The note in the principal amount of $55,500 bears interest at 10%, which interest is to be paid only if an event of default occurs. Annual payments of $5,500 are to be made on December 1 of each year beginning on December 12, 1990.

            (c) The note in the principal amount of $63,000 bears interest at 10%, which interest is to be paid only if a default occurs. Annual payments of $6,300 are to be made on December 1 of each year beginning with a payment on December 1, 1990.

            (d) The note in the principal amount of $75,000 bears interest at 10%, which interest is to be paid only if a default occurs. Annual payments of $7,500 are to be made on December 1 of each year beginning with a payment on December 1, 1990.

            (e) The note in the principal amount of $263,000 bears interest at the PNC prime interest rate. Payments are due in quarterly installments, in amounts equal to accrued interest plus 1/20 of the face value of the note, beginning on April 1, 1991 and on the first day of each July, October, January and April thereafter until repaid in full. All amounts outstanding are due on January 1, 1996.

      9. Liabilities disclosed on Alamco, Inc.'s December 31, 1994 consolidated financial statements which were sent to Bank One, Texas, National Association by Alamco, Inc.


Section 4.5 Litigation

      1. Columbia Gas Transmission Corporation v. Alamco, Inc., et al., Cir. Ct. of Harrison Cty., WV, C.A. No. 88-C-38-2. On January 19, 1988, Columbia Gas Transmission Corporation filed this action requesting a judicial declaration of the correct interpretation of a provision of a 1983 gas purchase agreement requiring Columbia to resume purchasing gas from the Company in 1986. In this action, the Company seeks compensatory damages from Columbia for failing to resume such purchases in 1986 in accordance with the Company's interpretation of the disputed contract provision.

      2. Alamco, Inc. v. Columbia Gas Systems, Inc., et al., U.S. Dist. Ct., N.D. WV, C.A. No. 90-0097-C. In early September 1990, the Company filed a complaint in federal district court against Columbia Gas Systems, Inc. and its subsidiaries alleging, among other things, monopolization, attempted monopolization, monopoly leveraging and illegal tying in connection with Columbia's refusal to provide transportation to the Company on reasonable and non-discriminatory terms for the period from 1983 to 1986 which Columbia used as leverage to attempt to reduce the price payable by Columbia for gas produced by the Company since 1986. The Company seeks compensatory damages, trebled as provided under the federal antitrust laws.

      3. Under a June 8, 1992 settlement agreement with Columbia, the Company has agreed to stay pending litigation in state and federal court in West Virginia and to terminate such litigation upon Columbia's adoption of a plan of reorganization implementing the terms of the settlement agreement.


Section 4.10      Environmental Matters

      On May 23, 1994, the United States Environmental Projection Agency (the "EPA") issued an administrative complaint against the Company for alleged violations of the Clean Water Act resulting from an oil discharge at the Company's Days Chapel Field in Claiborne County, Tennessee. The incident occurred in December 1993 when vandals severed locks securing the valves on the Company's oil storage tanks and discharged approximately 174 barrels of oil into a local creek. The EPA has proposed that penalties of nearly $124,000 be assessed against the Company. However, the Company contends that the asserted penalties exceed statutorily authorized limits. Settlement negotiations are ongoing and the Company believes that, due to meritorious defenses, any final penalties will be substantially less than those proposed although no assurances can be given as to the exact amount of any final penalties.


Section 4.14      Refunds

Section 4.17      Casualties

Section 6.2 Contingent Obligations

      None, except as disclosed on 1994 10-K

Section 6.5 Loans or Advances

      Alamco, Inc. loaned $271,950 to Interstate Production Company ("IPC") on March 1, 1994 relative to IPC's purchase of Interstate Resources, Inc. ("IRI"), operating rights for providing well tending services to certain wells, certain leases and certain claims against "non-settled investors" from settlements pertaining to investor-related lawsuits with PNC. The loan is to be amortized over a seven year period with constant principal payments. The interest on the note is 10.00 percent per annum fixed.